Exhibit 99.h.6

KEELEY FUNDS, INC.

AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 7TH day of August, 2009, to the Fund Accounting Servicing Agreement, dated April 15, 2005, as amended (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland Corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

A. Section 15 of the Agreement shall be replaced in its entirety with the following language:

15.  Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect through January 31, 2012.  Subsequent to January 31, 2012, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

B.                                    Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name:	Name: Michael R. McVoy

Title:	Title:	Executive Vice President